                                                                   EXHIBIT 12.1

                     COMPUTATION OF EARNINGS TO FIXED CHARGES
A.

B.

                                                                                                            Nine Months Ended
                                                             Years Ended October 31,                               July 31,
                                      -------------------------------------------------------------------   -----------------------
                                         1995            1996          1997         1998         1999            1999        2000
                                     -----------     ------------  ------------ -----------  ------------   ------------  ---------
                                                                          (in thousands)
RATIO OF EARNINGS TO FIXED CHARGES (1):

Income (loss) before income tax
  expense and extraordinary item.....    (47,216)      (31,752)      (16,355)       (15,559)         556            120       5,017
Fixed charges........................     18,934        18,231        17,330         18,557       18,659         14,220      14,889
                                       ----------   -----------   -----------    -----------   ----------     ---------    --------
     Earnings........................    (28,282)      (13,521)          975          2,998       19,215         14,340      19,906
                                       ----------   -----------   -----------    -----------   ----------     ---------    --------

Fixed Charges:
1/3 rent.............................      2,572         3,394         2,963          3,036        2,718          2,039       2,039
Interest.............................     16,362        14,837        14,367         15,521       15,941         12,181      12,850
                                       ----------   -----------   -----------    -----------   ----------     ---------    --------
     Total fixed charges.............     18,934        18,231        17,330         18,557       18,659         14,220      14,889
                                       ----------   -----------   -----------    -----------   ----------     ---------    --------

Ratio of earnings to fixed charges...         --            --            --             --         1.0x           1.0x        1.3x
Earnings shortfall...................     47,216        31,752        16,355         15,559           --             --          --


(1) For the purpose of determining the ratio of earnings to fixed charges, "earnings" consist of earnings (loss) before income tax expense (benefit) plus fixed charges. "Fixed charges" consist of interest expense, including amortization of deferred financing costs, plus one-third of rental expense (this portion is considered to be representative of the interest factor). For the years ended October 31, 1995, 1996, 1997 and 1998 earnings were insufficient to cover fixed charges by $47,216, $31,752, $16,355 and $15,559, respectively.